Filed pursuant to rule 424(b)(3)
Registration No. 333-110031, 333-110031-01

Prospectus

Prospectus Supplement to
Prospectus dated August 20, 2004
America West Airlines, Inc.

Senior Exchangeable Notes due 2023
Guaranteed by America West Holdings Corporation

     This prospectus supplement relates to the resale by the selling securityholders of senior exchangeable notes due 2023 issued by America West Airlines, Inc. and the shares of class B common stock of America West Holdings Corporation issuable upon exchange of the notes. This prospectus supplement should be read in conjunction with the prospectus filed August 20, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus, including any amendments to it.

     Consider carefully the risk factors beginning on page 6 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 16, 2005.

     The table and related notes, and the paragraph immediately following the table and related notes, appearing in the prospectus under the heading “Selling Securityholders” is superceded by the following table and related notes, and the following paragraph immediately following the table and related notes:

	Principal Amount		Shares of Class B
	at Maturity of		Common Stock		Class B Common Stock
	Notes Beneficially		Beneficially Owned		Owned Upon
	Owned and	Exchange Shares	Before the		Completion of the Offering
Name	Offered(1)	Offered (1)(2)(3)	Offering(4)		Number		Percentage
Amaranth L.L.C.(5)(8)	38,139,000	1,221,897	—		—		—
Arbitex Master Fund, LP(5)(28)	7,500,000	240,285	—		—		—
Basso Holdings Ltd.(27)	11,113,000	356,038	—		—		—
Basso Multi-Strategy Holding Fund, Ltd.(26)	4,498,000	144,160	—		—		—
BNP Paribas Equity Strategies, SNC(5)(9)	4,477,00	143,434	14,100		14,100		*
BP Amoco PLC Master Trust(10)	718,000	23,003	—		—		—
Citigroup Global Markets Ltd.(6)(21)(22)	53,225,000	1,705,222	—	(22)	—	(22)	—	(22)
CitiJL, Ltd.(24)	66,000	2,114	—		—		—
CNH CA Master Account, L.P. (17)	800,000	25,630	22,500		22,500		*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.(11)	3,707,000	118,764	—		—		—
Common Fund Event Driven Co., Inc.(5)(24)	51,000	1,633	—		—		—
DBAG London(5)(12)	84,500,000	2,707,211	—		—		—
DKR SoundShore Oasis Holding Fund, Ltd.(29)	20,000,000	640,760	—		—		—
DKR SoundShore Opportunity Holding Fund Ltd.(19)	5,537,000	177,394	—		—		—
DKR SoundShore Strategic Holding Fund, Ltd.(7)	8,352,000	267,581	—		—		—
Goldman, Sachs & Co.(6)	13,291,000	425,817	—	(22)	—	(22)	—	(22)
Goldman Sachs International(5)	10,750,000	344,408	—	(22)	—	(22)	—	(22)
Hamilton Multi-Strategy Master Fund, L.P. (16)	1,000,000	32,038	—		—		—
Hotel Union & Hotel Industry of Hawaii Pension Plan(10)	252,000	8,073	—		—		—
Institutional Benchmarks Master Fund, Ltd.(10)	1,471,000	47,127	—		—		—
Jeffries & Co., Inc.(6)(10)	5,000	160	—		—		—
LDG Limited(13)	522,000	16,723	—		—		—
Levco Alternative Fund, Ltd.(5)(24)	2,191,000	70,195	—
Lexington Vantage Fund(13)	87,000	2,787	—		—		—
Lyxor / Convertible Arbitrage Fund Limited(5)(9)	726,000	23,259	—		—		—
Lyxor / JLC Fund, Ltd.(5)(24)	185,000	5,927	—		—		—
Merrill Lynch, Pierce, Fenner and Smith(6)	5,400,000	173,005
Newport Alternative Income Fund (20)	491,000	15,730	—		—		—
Polaris Vega Fund, L.P.(14)	1,500,000	48,057	—		—		—
Privileged Portfolio Sicav(23)	2,000,000	64,076	—		—		—
Purchase Associates, L.P.(5)(24)	332,000	10,636	—		—		—
Purchase Associates II, L.P.(5)(24)	175,000	5,606	—		—		—
Silvercreek II Limited(20)	1,436,000	46,006	—		—		—
Silvercreek Limited Partnership(20)	1,873,000	60,007	—		—		—
Singlehedge U.S. Convertible Arbitrage Fund(5)(9)	1,166,00	37,356	—		—		—
Sphinx Convertible Arb Fund SPC(10)	264,000	8,458	—		—		—
Sphinx Fund, LLC(13)	135,000	4,325	—		—		—
SSI Blended Market Neutral L.P.(10)	484,000	15,506	—		—		—
SSI Hedged Convertible Market Neutral, L.P.(10)	533,000	17,076	—		—		—
Sturgeon Limited(5)(9)	924,000	29,603	—		—		—
Sunrise Partners Limited Partnership(5)(15)	20,250,000	648,769	44,000		44,000		*
Tewksbury Investment Fund, Ltd.(25)	1,500,000	48,057	—		—		—
TQA Master Fund(13)	4,016,010	128,664	—		—		—
TQA Master Plus Fund, Ltd.(13)	4,897,990	156,921	—		—		—
UBS AG London F/B/O HFS	6,000,000	192,228	—		—		—
Viacom Inc. Pension Plan Master Trust(10)	23,000	736	—		—		—
Wachovia Bank National Association(5)	11,750,000	376,446	—		—		—
Windmill Master Fund, LP (18)	5,500,000	176,209	—		—		—
Whitebox Diversified Convertible Arbitrage Partners LP	5,000,000	160,190	—		—		—
Xavex Convertible Arbitrage 7 Fund(13)	873,000	27,969	—		—		—
Zurich Institutional Benchmarks Master Fund Ltd.(13)	571,000	18,293	—		—		—

*	Less than one percent (1%).

(1)	Our registration of these securities does not necessarily mean that the selling securityholders will sell any or all of the securities. The total principal amount of notes and shares of common stock issuable upon exchange of notes listed in the table may be more than $252,695,000 and 8,095,842 shares, respectively, because certain of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information regarding their notes for inclusion in this table. The maximum principal amount of notes and number of shares of common stock issuable upon exchange of the notes that may be sold under this prospectus will not exceed $252,695,000 and 8,095,842 shares, respectively.

(2)	Figures in this column assume that the selling securityholder will fully exchange the notes for shares of Holdings’ class B common stock held by them.

(3)	Pursuant to the terms of the indenture governing the terms of the notes, no fractional shares will be issued upon exchange. Instead of fractional shares, the holders of the notes will receive cash in an amount equal to the same fraction of the closing sale price of the class B common stock as set forth on the New York Stock Exchange on the business day preceding the day the notes are exchanged into shares of class B common stock. Therefore, the total sum of shares listed in this column are less than the total shares of class B common stock being registered pursuant to the registration statement of which this prospectus is a part.

(4)	Figures in this column do not include the shares of class B common stock issuable upon exchange of the notes listed in the column to the right.

(5)	This selling securityholder is an affiliate of a registered broker-dealer and has advised us that it purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the underlying shares of class B common stock.

(6)	This selling securityholder is a registered broker-dealer and therefore is an “underwriter” within the meaning of Section 2(11) of the Securities Act.

(7)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment adviser with the SEC and, as such, is the investment manager to this entity (the “Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. Howard Fischer and Seth Fischer have trading authority over the Fund. DKR Capital Partners LP is located at 1281 East Main Street, Stamford, Connecticut 06902.

(8)	Amaranth Advisors L.L.C. is the managing member of Amaranth L.L.C. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. Mr. Maounis expressly disclaims equitable ownership of and pecuniary interest in any of the securities listed hereunder of the Issuer.

(9)	CooperNeff Advisors, Inc. (“CNA”) exercises dispositive power of the securities held by this entity pursuant to an investment management agreement. The ultimate beneficial owner of CNA is BNP Parabas S.A.

(10)	SSI Investment management is the controlling person of this entity. Principal shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(11)	CooperNeff (Cayman) Ltd. is the sole general partner of Cooperneff Convertible Strategies (Cayman) Master Fund, L.P.

(12)	DBAG London is a wholly-owned subsidiary of Deutsche Bank Securities, Inc., a registered broker-dealer.

(13)	TQA Investors L.L.C. is the controlling person of this entity. The members and managers of TQA Investors, L.L.C. are Robert Butman, John Idone, Paul Bucci, George Esser and Bartholomew Tesoriero.

(14)	Silverton Management Company is the general partner of Polaris Vega Fund, L.P. and Gregory Levinson has voting and dispositive power over the securities.

(15)	Dawn General Partner Corp. is the general partner of Sunrise Partners Limited Partnership. S. Donald Sussman has voting and dispositive power over the securities.

(16)	Hamilton Investment Management GP, LLC (“Hamilton”) is the controlling person of this entity. The members of Hamilton are Michael Knox, Neil Kennedy, Evan Zimmerman, James Wohlmacher, Sandra Satz, James McNeil, Jeffrey Sawyer, William Moore and Geoffrey Cragin.

(17)	CNH Partners, LLC (“CNH”) is the controlling person of this entity. The members of CNH are AQR Capital Management, LLC (“ACQ”) and Raim, LLC (“Raim”). The members of AQR are Clifford Assness, David Kabiller, Robert Krail and John Liew. The members of Raim are Mark Mitchell and Todd Pulvino.

(18)	Duquesne Capital Management, LLC (“Duquesne”) is the controlling person of this entity. The members of Duquesne are Adison Fischer and Stanley Druckenmiller.

(19)	DKR LP is the investment manager to this entity (the “Fund”). DKR LP has retained has retained Basso Securities to act as the portfolio manager to the Fund. Accordingly, DKR LP and Basso Securities have shared dispositive and voting power over the securities. Howard Fischer is president of Basso Securities.

(20)	Silvercreek Management Inc. is the controlling person of this entity. The sole stockholders of Silvercreek Management Inc. are Bryn Joynt and Louise Morowick.

(21)	Citigroup Global Markets Ltd. is a wholly-owned subsidiary of Citigroup Inc.

(22)	This entity or its affiliates may from time to time make markets or take principal positions in the Company’s debt and equity securities.

(23)	David Clott is the controlling person of this entity.

(24)	John A. Levin & Co., Inc. (“JAL”) or its wholly-owned subsidiary, Levco GP, Inc. exercises sole or shared voting or dispositive power over the securities. JAL is a wholly-owned subsidiary of BKF Capital Group, a company that is publicly traded on the New York Stock Exchange.

(25)	Tewksbury Investment Fund, Ltd. (“Tewksbury”) has appointed certain employees of Stevens Capital Management LP (“Stevens”) as authorized traders of the securities. Matthew S. Tewksbury is the chief executive officer of Tewksbury and the managing member of Adams Holdings LLC, the general partner of Stevens.

(26)	Basso Asset Management, L.P. (“Asset Management”) is the controlling person of this entity. Howard Fischer is a managing member of Basso GP LLC, the general partner of Asset Management.

(27)	Basso Capital Management, L.P. (“Capital Management”) is the controlling person of this entity. Howard Fischer is a managing member of Basso GP LLC, the general partner of Capital Management.

(28)	Arbitex GP, Ltd. is the controlling person of this entity. Abitex Asset Management, LP is the general partner of Arbitex GP, Ltd. Clark Hunt and Jonathan Brea are the controlling persons of Arbitex Asset Management, LP.

(29)	DKR Oasis Management Company, LP (“Management”) is the portfolio manager for this entity. Seth Fisher has trading authority over this entity. DKR LP is the managing general partner of Management.

     Only selling securityholders identified above who beneficially own the securities set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the notes and/or underlying common stock by any holder not identified above, this prospectus will be supplemented (if those notes and the underlying common stock were previously listed above as being owned by a holder identified above and being offered by that identified holder), or the registration statement of which this prospectus is a part will be amended (if those notes and the underlying common stock were not so previously listed), as permitted by applicable SEC rules and regulations, to set forth the name and other information about the holder intending to sell such notes and/or underlying common stock. The prospectus supplement or post-effective amendment, as applicable, will also disclose whether any selling securityholder selling in connection therewith has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement or post-effective amendment, as applicable, if such information has not been disclosed in this prospectus.

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